Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Journal Communications, Inc. 2003 Employee Stock Purchase Plan (f/k/a The Journal Company 2003 Employee Stock Purchase Plan) of our report dated January 28, 2003, with respect to the 2002 consolidated financial statements and schedule of Journal Communications, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, and of our report on the balance sheet of The Journal Company dated July 9, 2003, included in the Registration Statement (Form S-1 No. 333-105210) and related Prospectus of The Journal Company for the registration of shares of its Class A Common Stock, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

September 2, 2003